Exhibit 99.1

For immediate release Contact: Mark Polzin (314) 982-1758

EMERSON ANNOUNCES STRONG THIRD QUARTER RESULTS

•	Sales increased 14 percent to $6.6 billion
•	Earnings per share from continuing operations increased 15 percent to $0.82; Reported earnings per share up 8 percent to $0.78
•	Expects full year earnings per share from continuing operations of $3.05 to $3.10

ST. LOUIS, August 5, 2008 – Emerson (NYSE: EMR) announced net sales for the third quarter ended June 30, 2008 were $6.6 billion, an increase of 14 percent compared with $5.8 billion for the same period last year. For the quarter, underlying sales increased 7 percent which excludes a 5 percent favorable impact from currency exchange rates and a 2 percent positive impact from acquisitions, net of divestitures. International sales led the growth, increasing 10 percent on an underlying basis with strong underlying growth continuing in Asia, Middle East/Africa and Latin America. Underlying sales in the United States increased 4 percent and in Europe increased 3 percent.

Earnings from continuing operations for the third quarter were up 13 percent to $647 million, or $0.82 per share. This represents an increase of 15 percent in earnings per share from continuing operations from the $0.71 achieved in the third quarter of 2007. During the third quarter, the Company entered into a definitive agreement to sell the European appliance motor and pump business and recorded a $36 million impairment charge. Including the impact from this charge, discontinued operations were negative $0.04 per share, resulting in net earnings per share for the third quarter of $0.78, an increase of 8 percent.

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The third quarter operating profit margin improved 30 basis points to 16.6 percent in the quarter compared to 16.3 percent in the prior year quarter. The Company benefited from leverage on the additional sales volume and cost containment programs. The Company expects operating profit margin for the year to be in the range of 16.2 to 16.4 percent, a strong increase driven by new products, aggressive restructuring and emerging market growth. The pretax earnings margin for the third quarter was 14.4 percent compared to 14.2 percent in the prior year period.

“The first half’s positive momentum carried over into the third quarter, despite the ongoing challenging environment,” said Emerson Chairman, Chief Executive Officer and President, David N. Farr. “I commend the Emerson employees around the world who continue to execute and deliver solid performance and results for our customers in the face of continued tough economic conditions. It is through their efforts, attention to quality, operational excellence, focus on innovation, and international business growth that Emerson continues to deliver solid results.”

For the nine months ended June 30, 2008, net sales were $18.1 billion, an increase of 12 percent over the same period last year. Earnings per share from continuing operations for the first nine months of the fiscal year were $2.23, an increase of 19 percent over the prior year period.

Balance Sheet / Cash Flow:

For the third quarter, operating cash flow was $827 million and capital expenditures were $155 million resulting in free cash flow (operating cash flow less capital expenditures) of $672 million, well above net earnings for the quarter. Operating cash flow for the nine months ended in June was $2.0 billion, up 13 percent, primarily driven by higher earnings. Through the first nine months of fiscal 2008, the Company has paid $708 million in dividends and repurchased $727 million of stock, representing over 70 percent return of operating cash flow to shareholders year-to-date.

“Generating cash continues to be fundamental to our long term strategy,” Farr said. “I believe all shareholders can be proud to invest in a company that is

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well positioned to create opportunity and deliver value, whether through investment in technology, growth in our global position, strategic acquisitions, or by consistently returning cash to shareholders. Following a strong nine months of cash flow generation, we are now targeting $3.3 billion of operating cash flow for the year, up approximately 8 percent over the prior year.”

Operating Highlights:

Process Management continued to demonstrate strong momentum as sales increased 18 percent and margin for the segment expanded 170 basis points for the third quarter. Underlying sales were up 13 percent, favorable currency translation added 6 percent and a divestiture, net of an acquisition subtracted 1 percent. Global demand continued to be strong, with underlying growth of 12 percent in the United States, 5 percent in Europe, 21 percent in Asia, 14 percent in Middle East/Africa, and 28 percent in Latin America. Orders grew at a double-digit pace throughout the quarter driven by strength in the energy sectors, strong global positioning and market leading technologies. The margin expanded to 20.0 percent driven by leverage on higher volume and reduced litigation expense versus the prior year quarter. The Company continues to accelerate its investment in next-generation technologies as well as in the infrastructure necessary to expand the global reach of its solutions and services business as it moves towards 2010.

Industrial Automation reported sales growth of 16 percent for the quarter, which included 8 percent underlying sales growth and a positive 8 percent impact from currency. Sales growth was led by strength in the power generating alternator, industrial equipment and fluid automation businesses. Underlying sales growth increased 11 percent in the United States and 6 percent internationally. Earnings increased 15 percent benefiting from higher sales volume and foreign currency translation.

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Network Power sales increased 26 percent in the quarter. Underlying sales were up 10 percent, Embedded Computing and other acquisitions contributed approximately 12 percent and favorable currency translation added 4 percent. Growth in the quarter was balanced geographically, with underlying sales in the United States up 10 percent and international up 11 percent. Earnings increased 19 percent versus the prior year period. The margin contracted 70 basis points, reflecting dilution from acquisitions of approximately 150 basis points. The core profitability was improved through global restructuring and aggressive new product efforts.

Climate Technologies reported sales growth in the quarter of 4 percent, which included underlying sales growth of 1 percent and a favorable 3 percent from currency. Strength in Asia was partially offset by weakness in the United States and Europe. The margin for this segment declined to 15.5 percent reflecting continued significant material pressure and higher restructuring cost. Pricing actions are being taken to recover the accelerated material inflation over the next six months.

Appliance and Tools sales declined by 1 percent in the quarter. Reported sales included negative 1 percent underlying sales growth, a 1 percent favorable impact from currency and a negative 1 percent impact from a divestiture. Weakness in the consumer-related businesses continued to dampen overall segment growth. The segment margin declined 50 basis points to 13.8 percent, driven by a $9 million charge related to the appliance control business as the Company evaluates the potential sale of this business. Benefits from cost reductions were offset by volume deleverage, and pricing actions did cover significant material inflation.

Full Year Earnings Outlook:

Based on strong results for the first three quarters of fiscal 2008 and continued solid order trends, Emerson now expects full year earnings per share from continuing operations in the range of $3.05 to $3.10. This range equates to

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earnings per share growth of 15 to 17 percent. Previously provided earnings per share from continuing operations guidance was $3.00 to $3.10. Reported sales are still expected to be approximately $25 billion, an increase of 11 to 13 percent over fiscal year 2007 sales of $22.1 billion, excluding discontinued operations. The Company also expects return on total capital (ROTC) of 21 percent for fiscal year 2008.

Upcoming Investor Events

On Tuesday, August 5, 2008, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third quarter fiscal 2008 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s website at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company’s most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Quarter Ended June 30,		Percent
	2007	2008	Change
Net sales	$5,772	$6,568	14%
Less: Costs and expenses
Cost of sales	3,677	4,155
SG&A expenses	1,154	1,321
Other deductions, net	58	100
Interest expense, net	61	46
Earnings from continuing operations before income taxes	822	946	15%
Income taxes	249	299
Earnings from continuing operations	$573	$647	13%

Discontinued Operations, net of tax	1	(35)
Net earnings	$574	$612

Diluted avg. shares outstanding (millions)	802.1	787.8

Diluted earnings per common share
Earnings from continuing operations	$0.71	$0.82	15%
Discontinued operations	0.01	(0.04)
Diluted earnings per common share	$0.72	$0.78	8%

	Quarter Ended June 30,
	2007	2008
Other deductions, net
Rationalization of operations	$18	$24
Amortization of intangibles	16	20
Other	27	56
Gains	(3)	—
Total	$58	$100

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Nine Months Ended June 30,		Percent
	2007	2008	Change
Net sales	$16,103	$18,111	12%
Less: Costs and expenses
Cost of sales	10,286	11,446
SG&A expenses	3,334	3,757
Other deductions, net	115	170
Interest expense, net	178	147
Earnings from continuing operations before income taxes	2,190	2,591	18%
Income taxes	682	827
Earnings from continuing operations	$1,508	$1,764	17%

Discontinued Operations, net of tax	5	(40)
Net earnings	$1,513	$1,724

Diluted avg. shares outstanding (millions)	805.2	792.1

Diluted earnings per common share
Earnings from continuing operations	$1.87	$2.23	19%
Discontinued operations	0.01	(0.05)
Diluted earnings per common share	$1.88	$2.18	16%

	Nine Months Ended June 30,
	2007	2008
Other deductions, net
Rationalization of operations	$54	$49
Amortization of intangibles	46	59
Other	84	126
Gains	(69)	(64)
Total	$115	$170

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, unaudited)

	June 30,
	2007	2008
Assets
Cash and equivalents	$1,331	$2,057
Receivables, net	4,083	4,663
Inventories	2,309	2,562
Other current assets	648	812
Total current assets	8,371	10,094
Property, plant & equipment, net	3,279	3,458
Goodwill	6,289	6,713
Other	2,136	1,931

	$20,075	$22,196

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$954	$1,732
Accounts payable	2,247	2,563
Accrued expenses	2,198	2,506
Income taxes	283	242
Total current liabilities	5,682	7,043
Long-term debt	3,623	3,298
Other liabilities	2,067	2,101
Stockholders’ equity	8,703	9,754

	$20,075	$22,196

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2007	2008
Operating Activities
Net earnings	$1,513	$1,724
Depreciation and amortization	491	530
Changes in operating working capital	(281)	(332)
Pension funding	(100)	(99)
Other (including gains on sales of assets and
impairments)	151	175
Net cash provided by operating activities	1,774	1,998

Investing Activities
Capital expenditures	(420)	(461)
Purchases of businesses, net of cash &
equivalents acquired	(187)	(412)
Other (including sale of assets)	72	142
Net cash used in investing activities	(535)	(731)

Financing Activities
Net increase in short-term borrowings	9	774
Proceeds from long-term debt	496	400
Principal payments on long-term debt	(3)	(10)
Dividends paid	(629)	(708)
Purchases of treasury stock	(628)	(727)
Other	7	(45)
Net cash used in financing activities	(748)	(316)

Effect of exchange rate changes on cash and equivalents	30	98

Increase in cash and equivalents	521	1,049

Beginning cash and equivalents	810	1,008

Ending cash and equivalents	$1,331	$2,057

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Quarter Ended June 30,
	2007	2008
Sales
Process Management	$1,471	$1,731
Industrial Automation	1,095	1,271
Network Power	1,322	1,672
Climate Technologies	1,043	1,087
Appliance and Tools	1,005	998
	5,936	6,759
Eliminations	(164)	(191)
Total Emerson	$5,772	$6,568

	Quarter Ended June 30,
	2007	2008
Earnings
Process Management	$269	$346
Industrial Automation	161	186
Network Power	178	212
Climate Technologies	174	169
Appliance and Tools	143	138
	925	1,051
Differences in accounting methods	56	62
Corporate and other	(98)	(121)
Interest expense, net	(61)	(46)
Earnings before income taxes	$822	$946

	Quarter Ended June 30,
	2007	2008
Rationalization of operations
Process Management	$2	$4
Industrial Automation	5	5
Network Power	5	8
Climate Technologies	2	5
Appliance and Tools	4	2
Total Emerson	$18	$24

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2007	2008
Sales
Process Management	$4,034	$4,764
Industrial Automation	3,146	3,572
Network Power	3,712	4,598
Climate Technologies	2,676	2,809
Appliance and Tools	2,993	2,886
	16,561	18,629
Eliminations	(458)	(518)
Total Emerson	$16,103	$18,111

	Nine Months Ended June 30,
	2007	2008
Earnings
Process Management	$725	$890
Industrial Automation	478	528
Network Power	441	579
Climate Technologies	405	413
Appliance and Tools	406	409
	2,455	2,819
Differences in accounting methods	156	172
Corporate and other	(243)	(253)
Interest expense, net	(178)	(147)
Earnings before income taxes	$2,190	$2,591

	Nine Months Ended June 30,
	2007	2008
Rationalization of operations
Process Management	$8	$8
Industrial Automation	11	11
Network Power	14	16
Climate Technologies	9	10
Appliance and Tools	12	4
Total Emerson	$54	$49

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

		Q3 2008
Third-Quarter Cash Flow
Operating Cash Flow		$827
Capital Expenditures		155
Free Cash Flow (Non-GAAP)		$672

	Q3 2007	Q3 2008
Third-Quarter Operating Profit
Net Sales	$5,772	$6,568	14%
Cost of Sales	3,677	4,155
SG&A Expenses	1,154	1,321
Operating Profit (Non-GAAP)	941	1,092	16%
Operating Profit Margin % (Non-GAAP)	16.3%	16.6%
Other Deductions, Net	58	100
Interest Expense, Net	61	46
Pretax Earnings	$822	$946	15%
Pretax Earnings Margin %	14.2%	14.4%

Net Sales		Q3 2008
Underlying Sales (Non-GAAP)		7%
Currency Translation / Acq. / Div.		7%
Net Sales		14%

Operating Profit	2008E
Operating Profit (Non-GAAP)	~$4,000 - 4,060
Operating Profit Margin % (Non-GAAP)	16.2 – 16.4%
Interest Expense and Other Deductions, Net	~ (470)
Pretax Earnings	~$3,530 – 3,590
Pretax Earnings Margin %	14.2 – 14.4%

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